                                                                   EXHIBIT 22.1

                             AMERICAN BANCORP, INC.
                             321 East Landry Street
                           Opelousas, Louisiana 70570



                       PROXY STATEMENT FOR ANNUAL MEETING
                           TO BE HELD APRIL 11, 2001


                                    GENERAL

         Solicitation of Proxies. The accompanying proxy is solicited by and on behalf of the Board of Directors of American Bancorp, Inc. (the Corporation), for use at the annual meeting of shareholders to be held April 11, 2001, at the time and place set forth in the accompanying Notice of Meeting, or any adjournment or postponement thereof. The principal executive offices of the Corporation and its wholly-owned subsidiary, American Bank & Trust Company (the
Bank), are located at 321 East Landry Street, Opelousas, Louisiana 70570. The date on which this Proxy Statement and the enclosed form of proxy were first sent to shareholders is approximately March 28, 2001.

         All expenses of preparing, printing, and mailing the proxy, this proxy statement, and any other materials, and all expenses incurred in solicitation, will be borne by the Corporation. The Corporation expects to solicit proxies primarily by mail. Proxies also may be solicited in person or by telephone or telegraph by directors, officers, and other employees of the Corporation or the Bank, none of whom will receive additional compensation for such services, but who may be reimbursed for any actual expenses incurred, which expenses are estimated not to exceed the aggregate sum of $2,000. The Corporation also may request brokerage houses, custodians, and nominees, if any such persons are listed as record owners of the Corporation's common stock, to forward these materials to the beneficial owners of the stock held of record by them and pay the reasonable expenses of such persons for forwarding the material.

         Voting and Revocation of Proxies. Only shareholders of record at the close of business on February 15, 2001, are entitled to notice of and to vote at the meeting. On that date, the Corporation had outstanding 117,574 shares of common stock, each of which is entitled to one vote on all matters presented to the shareholders at the meeting. To the knowledge of the Corporation, all persons beneficially owning more than five percent (5%) of its outstanding voting securities are listed in the section entitled "Shareholders Owning More Than 5% of Outstanding Shares" on page 4 of this Proxy Statement.

         The shares represented by any proxy in the enclosed form, if the proxy is properly executed and received at or prior to the meeting, will be voted in accordance with the specifications made thereon. Proxies received on which no specification is made will be voted for election as directors of the five nominees named herein and in favor of the remaining proposal as set forth on the enclosed proxy. Proxies are revocable by written notice to the Secretary of the Corporation, Ronald J. Lashute, at any time prior to their exercise or by submitting a later dated proxy at or before the annual meeting. Written revocations of proxy and later dated proxies may be presented to the secretary in person or mailed to: Ronald J. Lashute, Executive Vice-President and Chief Executive Officer, American Bank & Trust Company, P. O. Box 1579, Opelousas, Louisiana 70571-1579. The execution and return of the enclosed proxy will not affect a shareholder's right to attend the meeting and vote in person. Proxies will, however, be deemed revoked by attendance and voting at the annual meeting.

                        SECURITY OWNERSHIP OF MANAGEMENT

         The five members of the Board of Directors of the Corporation and the two executive officers of the Corporation (both of whom also serve on the Board of Directors), as a group own, directly or indirectly, 45,603 (38.8%) shares of the common stock of the Corporation. See "Election of Directors" for the stock ownership of individual directors.



                             ELECTION OF DIRECTORS

         The Articles of Incorporation of the Corporation provide that the number of directors will be designated in the Bylaws, or, if not so designated, will be the number elected from time to time by the shareholders. The Bylaws provide for a board of five directors.

         The information below lists each nominee for director of the Corporation, each of whom currently serves as a director, setting forth his address, age, principal occupation or employment, and amount and percentage of beneficial ownership of common stock of the Corporation as of February 15, 2001. Each person listed below has been named as a nominee for election as director at the meeting to which this Proxy Statement relates. Directors are elected to hold office until the next annual meeting of shareholders unless they sooner become disqualified, or until such time as their successors are elected and have qualified. Unless otherwise indicated, all nominees have been with the same organization in essentially the same position as listed below for the past five years, and the nominees beneficially own, with sole voting and investment power, the shares listed below. The nominees, except Ronald J. Lashute, are also members of the Board of Directors of the Corporation's subsidiary, American Bank & Trust Company. The year listed under the heading "First Elected Director" indicates the year in which the nominee or director was first elected as a director of the Bank prior to formation of the Corporation or the year in which the nominee or director was first elected as a director of the Corporation. Those persons listed on the table below, except Jasper J. Artall and Ronald J. Lashute, first became directors of the Corporation on June 30, 1982. Ronald J. Lashute has been an executive officer of the Corporation and the Bank since 1990. See "Executive Officers."

         The Board of Directors recommend a vote for the election of the persons listed below as directors of the Corporation.

         None of the directors of the Corporation holds a directorship in any other company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of
Section 15(d) of that Act or in any company registered as an investment company under the Investment Company Act of 1940.

                                                                                                         SHARES (6)
                                                   PRINCIPAL OCCUPATION                                 BENEFICIALLY
                                                       OR EMPLOYMENT                  FIRST             OWNED AS OF
                                                  AND BUSINESS EXPERIENCE            ELECTED          FEBRUARY 15, 2001
NAME AND ADDRESS                   AGE              DURING PAST 5 YEARS              DIRECTOR      NUMBER        PERCENTAGE
----------------                   ---            -----------------------            --------      ------        ----------
Jasper J. Artall (7)               59             Farmer                               1998            307           .26%
P. O. Box 201
Melville, LA  71353

Walter J. Champagne, Jr. (7)       80             Retired; Farming interest;           1958          2,045           1.7%
P. O. Box 8                                       and Vice-Pres. of the Bank
Port Barre, LA  70577

J.C. Diesi (1,3,7)                 80             Diesi Pontiac-Cadillac-              1958         11,355           9.7%
115 W. Smiley Street                              Buick, Inc., (Automobile
Opelousas, LA  70570                              Dealer & Service)

Salvador L. Diesi, Sr.             70             Chairman of the Board and            1973         15,468          13.2%
  (1,2,3,4,8)                                     President, American
1327 Dietlein Blvd.                               Bancorp, Inc. and
Opelousas, LA 70570                               American Bank & Trust
                                                  Company; Gas Station,
                                                  Convenience Store, and
                                                  Video Poker, Little
                                                  Capitol of Louisiana,
                                                  Inc.; Commercial real
                                                  estate investor; farming
                                                  interest; and Attorney at Law

Ronald J. Lashute                  51             Executive Vice-President             1994         16,428            14%
  (2,3,5,8)                                       and Chief Executive
2018 Jasmine Drive                                Officer of the Bank and
Opelousas, LA  70570                              Secretary and Treasurer of
                                                  the Corporation

                                                                                                  --------       -------
Total for directors (five persons)                                                                  45,603          38.8%
                                                                                                  ========       =======


(1)  J.C. Diesi is Salvador L. Diesi's uncle.

(2) Executive Officer of the Corporation who participates in major policy making functions.

(3) Ronald J. Lashute is a cousin of Salvador L. Diesi, Sr. and a nephew of J.C. Diesi.

(4) Of the 15,468 shares held by Salvador L. Diesi, Sr., 10,186 shares (8.7%) are held by Corporations of which Mr. Diesi owns 51% or more.

(5) Of the 16,428 shares held by Ronald J. Lashute, 16,000 shares (13.6% of the Corporation's outstanding common stock) are owned by The Diesi Family Trust. Mr. Ronald J. Lashute is the trustee of The Diesi Family Trust and has sole voting authority with respect to the shares of the Corporation's common stock held by the said trust. See "Shareholders Owning More Than 5% of Outstanding Shares." The trust provides that, as to each beneficiary, it will remain in effect for the life of the beneficiary or the maximum period allowed by Louisiana law, whichever is longer.

(6) All figures represent number or percentage of outstanding shares of common stock.

(7)  Owns shares of common stock directly.

(8)  Owns shares of common stock directly and indirectly.

         If elected by the shareholders to serve as the Corporation's Board of Directors, the nominees listed above plan to direct the Chairman of the Board of the Corporation, as the sole shareholder of the Bank, to vote the stock of the Bank owned by the Corporation in favor of the following persons to serve as the Board of Directors of the Bank: Jasper J. Artall, Walter J. Champagne, Jr., J.
C. Diesi, Salvador L. Diesi, Charles Jagneaux, Alvin Haynes, II, Sylvia Sibille and Attaway Darbonne. Each of these persons has served on the Board of Directors of the Bank for the past year.


             SHAREHOLDERS OWNING MORE THAN 5% OF OUTSTANDING SHARES

         The following table sets forth, as of February 15, 2001, information concerning the beneficial ownership of voting stock of American Bancorp, Inc., by persons who are known to the Corporation to be beneficial owners of more than 5% of the Corporation's outstanding shares of voting common stock:

                                                                                                 PERCENTAGE
                                                                  AMOUNT AND                     OF CLASS
                            NAME AND ADDRESS OF              NATURE OF BENEFICIAL                OF SHARES
TITLE OF CLASS                BENEFICIAL OWNER                    OWNERSHIP                         OWNED
--------------              -------------------             ------------------------             ----------
Common stock                Salvador L. Diesi, Sr.               15,468 shares                      13.2%
                            1327 Dietlein Blvd.             Direct and Indirect(1)
                            Opelousas, LA 70570

Common stock                J.C. Diesi                           11,355 shares                       9.7%
                            115 W. Smiley St.                      Direct
                            Opelousas, LA 70570

Common stock                Ronald J. Lashute                    16,428 shares                        14%
                            2018 Jasmine Drive              Direct and Indirect(2)
                            Opelousas, LA 70570

Common stock                Bobby Dupre                           6,022 shares                       5.1%
                            444 King Street                 Direct and Indirect(3)
                            Opelousas, LA 70570



(1) Mr. Salvador L. Diesi, Sr. directly owns 5,282 shares or 4.5% of the outstanding shares of the Corporation. In addition, he owns 10,186 shares, which is equal to 8.7% of the outstanding shares of the Corporation, indirectly, through his associations with his businesses.

(2) Mr. Ronald J. Lashute directly owns 428 shares or .4% of the outstanding shares of the Corporation. Mr. Lashute is the trustee of The Diesi Family Trust. The Trust owns 16,000 shares or 13.6% of the outstanding shares of the Corporation. The Trust is for the benefit of the grandchildren of Frank Diesi (a former director of the Corporation) and Marie Diesi.

(3) Mr. Bobby Dupre directly owns 2,164 shares or 1.8% of the outstanding shares of the Corporation. In addition, he owns 3,858 or 3.3% of the outstanding shares of the Corporation indirectly, through his associations with his businesses.

                         BOARD MEETINGS AND COMMITTEES

         During 2000, the Board of Directors of the Corporation held a total of three regular and special meetings. Each director attended seventy-five percent or more of the aggregate number of meetings of the Board of Directors of the Corporation and committees of the Board of Directors of the Corporation on which he served. During 2000, the Board of Directors of the Bank held a total of twelve regular and special meetings. Each director of the Bank attended seventy-five percent or more of the aggregate number of meetings of the Board of Directors of the Bank and committees of the Board of Directors of the Bank on which he served.

         The Board of Directors of the Corporation has no nominating or compensation committees or committees performing similar functions. The audit committee of the Corporation, composed of J.C. Diesi and Jasper J. Artall, did not meet in 2000.

         Each member of the Corporation's Audit Committee is independent under the definition of independence set forth in Section 4200 (a) (14) of the NASD's listing standards.

         The Board has not adopted a written charter for the Corporation's audit commitee.

         The Board of Directors of the Bank has established the following committees:

         The Loan Discount Committee reviews and approves all large loans. This committee met seven (7) times in 2000 and is composed of Salvador L. Diesi, Sr., Chairman, J.C. Diesi, Charles Jagneaux, Alvin Haynes, II, Walter J. Champagne, Jr. and Attaway Darbonne.


                             AUDIT COMMITTEE REPORT

         The Audit Committee of the Corporation has reviewed and discussed the audited financial statements of the Corporation with management. The Audit Committee of the Corporation has discussed with the Corporation's independent accountants the matters required to be discussed by SAS 61, and has received from those accountants the written disclosures and the letter required under ISB Standard No. 1.

         Based on the foregoing review and discussions, the Corporation's Audit Committee has recommended to the Board that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

                                         J.C. Diesi           Jasper J. Artall

                               EXECUTIVE OFFICERS

         The Executive Officers of the Corporation are as follows:

        NAME                        AGE                       POSITIONS HELD
        ----                        ---                       --------------
Salvador L. Diesi, Sr.               70                Chairman of the Board of the Corporation and
                                                        the Bank since April 14, 1993 and
                                                        President of the Corporation and the Bank
                                                        since April 13, 1983.

Ronald J. Lashute                    51                Secretary/Treasurer of the Corporation and
                                                        Executive Vice-President and Chief
                                                        Executive Officer of the Bank since
                                                        March 1990; Director of the Corporation
                                                        since December 1994.

         Executive Officers are chosen by the Board of Directors to hold office at the pleasure of the Board. Both Mr. Salvador L. Diesi, Sr. and Mr. Ronald Lashute have been officers of the Corporation and the Bank for more than five years.

         The family relationships among the executive officers of the Corporation are indicated in the list of directors. See "Election of Directors."


                      COMPENSATION AND OTHER TRANSACTIONS

DIRECTORS FEES

         Directors of the Corporation received a board fee of $200 per month in 2000 for their services. In 2000, each director of the Bank received a board fee of $600 per month January through March and $650 per month April through December. In addition, each director of the Bank received a cash bonus of $3,500 in 2000. Directors serving on the Bank's Loan Discount Committee received $150 per month in 2000.

COMPENSATION

         The following table sets forth all compensation paid, distributed or accrued for the account of the persons listed below for the fiscal year ended December 31, 2000 by the Bank to the Executive Officers of the Corporation and the Bank.

                           SUMMARY COMPENSATION TABLE

                                 ANNUAL COMPENSATION
NAME AND                             SALARY AND
PRINCIPAL                             DIRECTOR         BONUS          OTHER ANNUAL               ALL OTHER
POSITIONS                  YEAR       FEES($)         ($)(1)      COMPENSATION($)(2)          COMPENSATION($)
---------                  ----       -------         ------      ------------------          ---------------
Salvador L. Diesi,         2000     39,660 (4)         3,600              --                     307  (3)
  Sr., Chairman of         1999     39,217 (5)         3,200              --                     337  (3)
  the Board and            1998     38,618 (6)         3,200              --                     337  (3)
  President of the
  Corporation and
  the Bank

Ronald J. Lashute          2000     87,802 (7)        10,100              --                  12,399 (10)
  Executive Vice-          1999     84,091 (8)         8,100              --                   9,854 (11)
  President and            1998     79,095 (9)         7,100              --                   9,136 (12)
  Chief Executive
  Officer of the
  Bank and Secre-
  tary/Treasurer
  of the Corporation

(1) The Bank had a cash bonus plan in 2000, 1999, and 1998, whereby a bonus was declared by the Board of Directors. The total amount of the Bonus paid to all eligible employees of the Bank was $73,415, $61,266, and $54,711, respectively, for those years. In addition, cash bonuses of $3,500 in 2000, $3,200 in 1999 and $3,100 in 1998 were paid to each director of the Bank. Cash bonuses paid to the Executive Officers of the Bank are noted in the table above.

(2) No amounts for perquisites and other personal benefits, such as company automobiles, which may accrue to the named executive officers and which, in the opinion of management, are job related and appropriate in connection with the conduct of the Corporation's and the Bank's affairs, are shown. The aggregate amount of such compensation does not exceed 10% of the total of annual salary and bonus reported for the named executive officer and no such compensation for either officer exceeds 25% of the total perquisites and other personal benefits accruing to such officer.

(3)      These figures represent term life insurance premiums paid by the Bank.

(4) This amount includes $810 that was contributed by the Bank for the account of Mr. Diesi in accordance with the terms of a 401(k) Plan established by the Bank for the benefit of its employees in January 1993 (the 401(k) Plan).

(5) This amount includes $817 that was contributed by the Bank for the account of Mr. Diesi in accordance with the terms of the 401(k) plan.

(6) This amount includes $818 that was contributed by the Bank for the account of Mr. Diesi in accordance with the terms of the 401(k) plan.

(7) This amount includes $2,017 that was contributed by the Bank for the account of Mr. Lashute in accordance with the terms of the 401(k) plan.

(8) This amount includes $2,383 that was contributed by the Bank for the account of Mr. Lashute in accordance with the terms of the 401(k) Plan.

(9) This amount includes $2,256 that was contributed by the Bank for the account of Mr. Lashute in accordance with the terms of the 401(k) Plan.

(10) This amount includes $11,847 of deferred compensation accrued under a supplemental executive retirement plan established by the Bank on September 1, 1995. This amount also includes $552 in term life insurance premiums paid by the Bank.

(11) This amount includes $9,302 of deferred compensation accrued under a supplemental executive retirement plan and $552 in term life insurance premiums paid by the Bank.

(12) This amount includes $8,694 of deferred compensation accrued under a supplemental executive retirement plan and $442 in term life insurance premiums paid by the Bank.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires officers, directors and beneficial owners of more than 10% of the outstanding shares of the Corporation to file with the Securities and Exchange Commission (the SEC) certain reports describing their stock ownership and changes in their stock ownership. They must also furnish the Corporation with copies of these forms. Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that they have complied with the relevant filing requirements, the Corporation believes that during 2000, filing requirements under Section 16(a) were met on a timely basis.


LEGAL PROCEEDINGS

         No director, officer or affiliate of the Corporation, or owner of more than five (5%) of the outstanding shares of the Corporation, is a party adverse to the Corporation or its subsidiary in any currently pending legal proceeding, nor does any such party have a material interest adverse to the Corporation or the Bank in any currently pending legal proceeding.


OTHER TRANSACTIONS

         The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with directors, officers and principal stockholders of the Corporation and of the Bank and their associates, affiliates or members of their immediate families. The transactions have been and will continue to be made on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others and do not involve more than the normal risk of collectibility or present other unfavorable features.

         In addition, the Bank has had other transactions, as indicated below, with certain directors of the Bank. Such transactions were made in the ordinary course of business and were on terms competitive with those existing in the community at the time made.

         The Bank is obligated under a lease for the South Branch location with Little Capitol of Louisiana, Inc., which corporation is owned by Salvador L. Diesi, Sr. and a trust set up by Frank Diesi (a former director of the Bank) and Marie Diesi for the benefit of their grandchildren. For the year ended December 31, 2000, the Bank paid Little Capitol of Louisiana, Inc. $20,671 under the terms of the lease. The initial lease expired on May 31, 1997, but was renewed through May 31, 2002.

         During 2000, the Bank had its vehicles repaired at Diesi
Pontiac-Cadillac-Buick, Inc. and paid an aggregate amount of $3,178 for such repairs. Also in 2000, the Bank purchased a car for $23,981 from Diesi Pontiac-Cadillac-Buick, Inc. Mr. J.C. Diesi, a Director of the Corporation, is an owner of the car dealership.


             RELATIONSHIP WITH, AND RATIFICATION OF APPOINTMENT OF,
                         INDEPENDENT PUBLIC ACCOUNTANTS

         General. Broussard, Poche', Lewis & Breaux has served as the Corporation's independent Certified Public Accountants for the fiscal years ending December 31, 1986 to 2000. At the 2001 Annual Shareholders Meeting, the following resolution will be subject to ratification by a simple majority vote of shares represented at the meeting:

          RESOLVED, That the selection of Broussard, Poche', Lewis & Breaux, as the independent Certified Public Accountants of American Bancorp, Inc. and its sole subsidiary, American Bank and Trust Company, for the fiscal year ending December 31, 2001, is hereby ratified.

         Although shareholder approval is not required, it is the policy of the Board to request ratification for the appointment of accountants.

         If ratification is not achieved, the selection of independent Certified Public Accountants will be reconsidered and made by the Board of Directors. Even if selection is ratified, the Board of Directors reserves the right to direct, and in its discretion, may direct, the appointment of any other independent Certified Public Accounting firm at any time if the Board decides that such a change would be in the best interests of the Corporation and its shareholders.

         A representative of Broussard, Poche', Lewis & Breaux is expected to attend the Annual Shareholder's Meeting with the opportunity to make a statement, if desired, and is expected to be available to respond to shareholder's inquiries.

         The Board of Directors recommends that you vote for the ratification of the appointment of Broussard, Poche, Lewis & Breaux as independent Certified Public Accountants of the Corporation and the Bank for the fiscal year ending December 31, 2001.

         Audit Fees. The aggregate fees billed by Broussard, Poche, Lewis
& Breaux for professional services rendered for the audit of the Corporation's annual financial statements for the most recent fiscal year and the review of the financial statements included in the Corporation's Forms 10-Q for that fiscal year were $33,900.

         Financial Information Systems Design and Implementation Fees. Broussard, Poche, Lewis & Breaux did not bill the Corporation for, or render, professional services related to financial information systems design or implementation for or on behalf of the Corporation during the most recent fiscal year.

         All Other Fees. The aggregate fees billed for services rendered by Broussard, Poche, Lewis & Breaux for services, other than those described above in "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the most recent fiscal year were $8,585, which fees were billed in connection with tax-related services.

         Other Matters. The Audit Committee of the Corporation has considered whether the provision of the services by Broussard, Poche, Lewis & Breaux, other than the services described above under "Audit Fees," is comparable with maintaining the independence of Broussard, Poche, Lewis & Breaux and has determined that the provision of such services is compatible with the independence of Broussard, Poche, Lewis & Breaux. The percentage of the hours expended in Broussard, Poche, Lewis & Breaux's engagement to audit the Corporation's financial statements for the most recent fiscal year that were attributed to work performed by persons other than the full-time permanent employees of Broussard, Poche, Lewis & Breaux was not in excess of 50 percent.

                 SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

         Shareholders who desire to present a proposal for inclusion in the proxy material relating to the 2002 annual meeting of shareholders of American Bancorp, Inc. must forward such proposals to Ronald Lashute at the address listed on the first page of this Proxy Statement in time to arrive at the Corporation prior to November 29, 2001. Shareholders who desire to present a proposal at the 2002 annual meeting other than one that will be included in the Corporation's proxy materials must notify the Corporation (by notice to Mr. Lashute at the address listed on the first page of this proxy statement) no later than February 12, 2002. If a shareholder who wishes to present a proposal fails to notify the Corporation by this date, the proxies solicited for the meeting will have discretionary authority to vote on the shareholder's proposal if it is properly brought before the meeting. If a shareholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC's proxy rules.

                                 OTHER MATTERS

QUORUM AND VOTING OF PROXIES

         The presence, in person or by proxy, of a majority of the outstanding shares of common stock of the Corporation is necessary to constitute a quorum. If a quorum is present, the vote of a majority of the shares present or represented by proxy will decide all questions properly brought before the meeting, except that directors will be elected by plurality vote. A shareholder's abstention or refusal to vote on a particular matter will not affect the presence of a quorum or reduce the voting power present. (In effect, therefore, an abstention is counted as a vote against a matter.) A non-vote (including broker non-votes) will have no affect on the items to be addressed at the meeting.

         All proxies received in the form enclosed will be voted as specified, and, in the absence of instruction to the contrary, will be voted FOR the election of the nominees named above, and FOR the ratification of independent Certified Public Accountants.

         The Corporation does not know of any matters to be presented at the annual meeting other than those mentioned above. However, if any other matters properly come before the meeting or any adjournment thereof, it is the intention of the persons named on the enclosed proxy to vote the shares represented by them in accordance with their best judgment, unless authority to do so is withheld.


ADDITIONAL CORPORATE INFORMATION

         ANY SHAREHOLDER MAY, BY WRITTEN REQUEST, OBTAIN WITHOUT CHARGE AN ADDITIONAL COPY OF THE CORPORATION'S 2000 ANNUAL REPORT OR A COPY OF THE CORPORATION'S FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE ADDRESSED TO RONALD LASHUTE, EXECUTIVE VICE-PRESIDENT AND CHIEF EXECUTIVE OFFICER, AMERICAN BANK AND TRUST COMPANY, P. O. BOX 1579, OPELOUSAS, LOUISIANA 70571-1579.

BLANK